EXHIBIT 10.18.2
Amendment to Offer Letter dated January 27, 2004
between Raindance Communication, Inc. and Donald F. Detampel, Jr.
January 23, 2006
Don Detampel
369 Steele Street
Denver, CO 80206
Re:      Amendment to Offer Letter
Dear Don:
This letter amends the offer letter previously provided to you by Raindance Communications, Inc. (the “Company”), dated January 27, 2004, as amended (the “Offer Letter”). Except as specifically set forth below, all provisions of the Offer Letter will remain in full force and effect and all capitalized terms used herein not defined in this letter will have the meanings in the Offer Letter.
The Offer Letter is hereby amended to add the following as new paragraph 12(f), to read as follows:
“(f) Deferred Compensation. In the event that the Company determines that any cash severance payment benefit to be provided pursuant to this Agreement or otherwise fails to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Code as a result of Section 409A(a)(2)(B)(i) of the Code, then the payment of such benefits shall be accelerated from the original payment schedule to the minimum extent necessary to avoid the application of Section 409A(a)(1) of the Code. (The payment schedule as revised after the application of the preceding sentence shall be referred to as the “Revised Payment Schedule.”) However, in the event the accelerated payment of such benefits would not avoid the application of Section 409A(a)(1) of the Code, the payment of such benefits shall not be made pursuant to the original payment schedule or the Revised Payment Schedule and instead the payment of such benefits shall be delayed to the minimum extent necessary so that such benefits are not subject to the provisions of Section 409A(a)(1) of the Code.
Please sign below if you agree and accept the foregoing terms.
Sincerely,
Raindance Communications, Inc.

By:	/s/ Stephanie Anagnostou

Title:	General Counsel

I have read and agree to the terms and conditions contained herein:

/s/ Don Detampel	1/23/06

Don Detampel	Date